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                                                                     EXHIBIT 8.1
                               December 23, 1997

Board of Directors,
CompuServe Corporation
500 Arlington Centre Boulevard,
Columbus, Ohio 43220.

Board of Directors,
WorldCom. Inc.,
515 East Amite Street,
Jackson, Mississippi 39201.

Ladies and Gentlemen:

     We have acted as counsel to H&R Block Group, Inc., a Delaware corporation ("Block Group"), H&R Block, Inc., a Missouri Corporation ("H&R Block") and CompuServe Corporation, a Delaware corporation ("CompuServe") in connection with the transactions contemplated by the Agreement and Plan of Merger, dated as of September 7, 1997, by and among H&R Block, Block Group, CompuServe, WorldCom, Inc., a Georgia corporation and Walnut Acquisition Company, L.L.C., a Delaware limited liability company. In connection with such transactions, we hereby confirm to you our opinion as set forth under the heading "Plan of Merger -- Certain United States Federal Income Tax Consequences" in the Registration Statement on Form S-4 filed by WorldCom, Inc. to which this opinion is attached as an exhibit (the "Registration Statement"), subject to the limitations set forth therein.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to us under the heading "Plan of Merger -- Certain United States Federal Income Tax Consequences" in the Registration Statement. By giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                        Very truly yours,

                                               /s/ SULLIVAN & CROMWELL
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                                                  Sullivan & Cromwell